EXHIBIT 99.1

General Finance Corporation to Promote Jody Miller to Chief Executive Officer

PASADENA, CA – June 15, 2017 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand, today announced that effective January 1, 2018, Jody Miller will become President and Chief Executive Officer of General Finance Corporation (the “Company”). He will be assuming responsibility for global operations, with Ronald F. Valenta becoming the Company’s Executive Chairman of the Board of Directors, primarily focused on strategy and growth. Mr. Miller will also join the Board of Directors later in the year, restoring the Company’s board to seven members. He had initially been with the Company as a consultant for two years, overseeing two of the Company’s subsidiaries. In July 2015, Mr. Miller was promoted to Executive Vice President of the Company and Chief Executive Officer of GFN North America Leasing Corporation, and then last year as President of the Company.

Mr. Miller, age 50, will assume responsibility for the Company’s worldwide operations, capital procurement and allocation, and will report directly to Mr. Valenta.

“Having known Jody for over a decade, I can unequivocally say he is a tremendous asset to the Company, and this is a very well deserved promotion,” said Mr. Valenta. “He has an extremely successful track record in the portable services and equipment rental sectors. Jody is well respected in the industry, in our Company and even by our competitors. He has accumulated strong global management expertise and is very disciplined and focused on our strategic goals. We look forward to his continued commitment and leadership.”

“I have very much enjoyed my time at General Finance Corporation and look forward to serving this exceptional Company, its shareholders and its customers,” said Mr. Miller. “Together we have built a great culture with a strong foundation positioned for growth. Our dedicated and hard-working employees continue to execute our time tested business model.”

Prior to joining the Company, Mr. Miller spent over 25 years in the equipment rental industry, including at Mobile Mini, Inc. as Executive Vice President and Chief Operations Officer for five years; at Mobile Storage Group, Inc. as Senior Vice President for five years; and at RSC Holdings, Inc., as Regional Vice President for seven years. Prior to that, he worked in smaller rental businesses in various leadership roles. Mr. Miller is a 1990 graduate of Central Missouri State University.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America. Royal Wolf’s shares trade under the symbol “RWH” on the Australian Securities Exchange.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223